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Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act. Asterisks denote omissions.

Exhibit 10.30

ALPHATEC SPINE, INC. SALES AGENCY AGREEMENT

        This Sales Agency Agreement (the "Agreement") is between Alphatec Spine, Inc., a California corporation (the "Company") and Spinal Alliance, LLC (hereinafter referred to as "Sales Agent") is made as of October 1, 2005 (the "Effective Date").

        WHEREAS Sales Agent has established and maintained a business office staffed with professional sales personnel in the Territory (as hereinafter defined); and

        WHEREAS the Company wishes to retain Sales Agent to sell its Products (as hereinafter defined) and Sales Agent wishes to act as the Company's exclusive Sales Agent within the Territory.

        NOW THEREFORE, in consideration of the mutual covenants and provisions herein contained, the parties agree as follows:

1.    APPOINTMENT OF SALES AGENT

        Subject to the provisions of the Agreement, the Company hereby appoints Sales Agent and Sales Agent hereby accepts appointment as the Sales Agent for the products described in Exhibit A (hereinafter the "Products") with responsibility for the geographical areas listed on Exhibit B (hereinafter the "Territory"). Sales Agent shall have the right to solicit orders for Products only from persons and entities having their places of business within the Territory and intending to use the Products so ordered within the Territory.

2.    SALES AGENTS' OBLIGATIONS

        In addition to any and all covenants, duties and obligations of Sales Agent set forth elsewhere in this Agreement, Sales Agent agrees:

        2.1.  To use its best efforts to promote the sale of the Products throughout the Territory;

        2.2.  To use its best efforts to meet the sales quotas set forth on Exhibit D;

        2.3.  To bear all costs and liabilities relating to the cost and expense of providing and maintaining its place of business, the wages of its employees, the payment of commissions or other compensation to its agents or independent contractors, and its expenses incurred for or in connection with its performance under this Agreement;

        2.4.  To refrain from making any representations or warranties in respect of the Products, except: (i) those representations and warranties authorized in writing by the Company, in the form of brochures, memorandums, press releases, advertisements, specification sheets, or correspondences, and (ii) verbal technical assistance that Sales Agent received from the Company which was subsequently confirmed in writing by Sales Agent;

        2.5.  To promote the Products in strict adherence to regulatory and professional requirements, and all applicable laws, rules and regulations including, but not limited to, the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder (the "Act");

        2.6.  To render reasonable assistance to the Company, on the Company's request, and at the Company's expense, in the defense of any and all Liabilities (as defined below);

        2.7.  To refrain from disparaging the Company and its subsidiaries or its Products, or from otherwise injuring the reputation and good standing of the Company and its subsidiaries;

        2.8.  To not, directly or indirectly, solicit any sale of the Products or establish any branch or distribution depot for the sale of the Products outside the Territory without the prior written approval of the Company;

        2.9.  To assist the Company, on request, in ascertaining the credit standing of and in collecting receivables from any customer;

        2.10. To attend, at its own expense, all sales meetings, training sessions, seminars, trade shows and the like for which the Company reasonably requests attendance by Sales Agent; and

        2.11. To immediately notify the Company prior to any person who prescribes the Company's Products ("the "Prescriber") acquiring an equity interest in the Sales Agent, and upon such instance to provide in writing a listing, by percentage of equity interest owned, of all Prescribers that have an equity interest in the Sales Agent at the time of each disclosure. A breach of this Section 2.11 shall constitute a material breach of this Agreement.

3.    ALPHATEC'S DUTIES AND OBLIGATIONS

        In order to assist Sales Agent in fostering the promotion and sale of the Company's Products, the Company agrees:

        3.1.  To assist Sales Agent with advertising material, sales promotion aids, displays, catalogues, literature and convention assistance;

        3.2.  To provide Sales Agent with new Product information and assist Sales Agent in promotional activities;

        3.3.  To provide Sales Agent with technical assistance, through sales seminars, meetings and training programs; and

        3.4.  To use commercially reasonable efforts to make Products available to the Sales Agent to be used by customers.

4.    QUOTATIONS, ORDERS AND PAYMENT BY CUSTOMERS

        4.1.  Sales Agent will make quotations in respect to the sales of the Products only in accordance with the Company's then current policies and procedures and on prices established by the Company and the Company's terms and conditions of sale, including the terms of payment specified by the Company. The Sales Agent will assist the Company in obtaining the appropriate documentation needed for customers (credit reports, sales tax exemptions, etc.).

        4.2.  Sales orders generated by Sales Agent will be submitted directly to the Company by the customer. If Sales Agent receives any order for Products, it will promptly forward it to the Company. The Company will establish and promulgate the criteria for sales orders to be generated by Sales Agent and Sales Agent will use its best efforts to secure sales orders that meet the Company's criteria. The Company will have the right at anytime to reject any order in whole or in part. If the Company reasonably rejects any sales order generated by Sales Agent, then Sales Agent shall be notified and given the opportunity to inform its customer or potential customer of said rejection in an attempt to preserve Sales Agent's business goodwill. On request of the Company, Sales Agent will not supply Product to customers put on credit hold until released by the Company.

        4.3.  The Company will bill the customer for the purchased Products. Sales Agent will not bill customers for the Product unless expressly requested to do so by the Company in writing. Payments against invoices are to be made directly to the Company, without intervention by Sales Agent unless expressly requested in writing by the Company in each instance. If Sales Agent receives any payment from a customer, then Sales Agent will immediately forward the entire amount of such payment to the Company.

        4.4.  The Company will have the right to issue credits, make discounts and allowances, and/or accept returns of the Products. Sales Agent in an effort to be competitive with the orthopedic market or to develop new customers will have the right to request the Company to issue credits, make discounts and allowances and/or accept returns of the Products. The Company shall use its sole discretion in determining whether to grant Sales Agent's request.

5.    COMMISSIONS

        5.1.  Except as set forth in this Agreement, during the term of this Agreement the Company will pay to Sales Agent a commission at the rate specified in Exhibit C on the Company's Net Sales (as defined below) of Products in the Territory during the term of this Agreement. For purposes of this Agreement, the terms "Net Sales" shall mean, for any period, the gross amount properly recorded on an invoice by Sales Agent related to the sale to customers of Product, less deductions for: (i) normal and customary quantity and/or cash discounts, including, without limitation, those granted on account of price adjustments, rebates actually allowed and taken, administrative or other fees or reimbursements or similar payments to buying groups, pharmacy benefit management organizations, health care insurance carriers or other institutions, fees paid to other distributors and chargebacks; (ii) freight, postage, shipping, and related insurance expenses; (iii) customs or excise duties or other duties directly imposed and related to the sales making up the gross invoice amount; (iv) any rebates or similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties' rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; (v) sales and other taxes and duties directly related to the sale of Products, if applicable, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale); and (vi) any such invoiced amounts that are not collected by the Company which are over 90 days past due and are recorded on the books of the Company as bad debt in accordance with generally accepted accounting principles. For purposes of determining Net Sales, the Product shall be deemed to be sold when properly invoiced, and a "sale" shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes.

        5.2.  If new product lines are added to the Product list the commission rate related to such new Product shall be set forth on Exhibit C attached hereto. The parties agree and acknowledge that the Company shall have sole decision making authority in connection with establishing commission rates for product lines added to the Product list after the Effective Date.

        5.3.  The Sales Agent agrees that all invoices for payment shall include a listing of all lot numbers of the Products that were sold in connection with such invoice.

        5.4.  Commissions will be released to the Sales Agent on the 30th day after the close of the month in which the applicable sales are made, or in the event that such day is not a business day, on the next business day. Any commissions paid on outstanding accounts receivable at the close of the month that exceed the payment terms of net 90 days will be deducted from Sales Agent's commission. Upon collection of past due accounts commissions will be re-posted to the commission.

        5.5.  The Company will keep and maintain accurate, complete and current books and records relating to commissions earned by Sales Agent. Upon payment of commission to Sales Agent by the Company, the Company shall provide Sales Agent with a detailed breakdown of the customer sales used to calculate the commission as well as any credit, discount, allowance or set-off taken by the Company or applied against Sales Agent commission. Any discrepancies must be reported to the Company within 30 days of the receipt of the detailed statement. Once per calendar year, on written request from Sales Agent, the Company will permit an independent certified public accountant designated by and at the expense of Sales Agent, to audit the Company's books and records pertaining to commissions earned by Sales Agent, such audit to be conducted on the Company's premises during normal business hours.

        5.6.  In the event that the Company has previously paid Sales Agent commissions on sales to a customer whose account is subsequently entitled to a credit, for returns or otherwise, and sufficient commission is not available to deduct the credit within the period, the Company will submit an invoice and a written explanation containing the reasons why the Company is entitled to reimbursement by Sales Agent of any portion or all of the commission previously paid to Sales Agent. Sales Agent agrees to pay all properly invoiced amounts within 30 days of receipt of said invoice.

        5.7.  The Company will have no liability whatsoever to Sales Agent for commission payments for the Company's rejection of all or part of any order.

6.    SALES OBJECTIVE

        6.1.  For each calendar year, during the term of this Agreement, including extensions, the Company will establish sales objectives for Products to be sold by the Sales Agent within the Territory as measured in dollar volume. Such sales quotas shall be set forth on Exhibit D attached hereto.

        6.2.  If new product lines are added to the Product list an additional quota will be established for such new Product and such quota shall be set forth on Exhibit D.

7.    SAMPLES, PROMOTIONAL MATERIALS AND INSTRUMENTS

        7.1.  From time to time the Company may deliver to Sales Agent such items as samples, models, literature, promotional materials (the "Samples") for use in promoting and selling the Products. Except for items actually purchased by Sales Agent or delivered by Sales Agent as unrestricted no-charge samples according to the Company's specific instructions, the Company will retain all right, title and interest in and to the Samples and Sales Agent will hold them in a fiduciary capacity.

        7.2.  Sales Agent will prepare and maintain accurate, complete and current books and records pertaining to the Samples that are owned by the Company, including but not limited to type and quantity of each item and disposition thereof.

        7.3.  The Company shall establish for Sales Agent a Products inventory account. Except for the Products actually purchased by Sales Agent, the Company will retain all right, title and interest in and to such Products and related instrumentation (the "Consigned Inventory"). Sales Agent will hold said Products and related instrumentation in a fiduciary capacity under a separate account titled "Consigned Inventory".

        7.4.  The Company may request a physical inventory of its property held as Consigned Inventory by Sales Agent. The Company, at its expense, may review books and records of Sales Agent as they relate to Consigned Inventory as well as to physically audit the Consigned Inventory, and Sales Agent agrees to cooperate with such review.

        7.5.  The level of Consigned Inventory for Sales Agent shall be established upon mutual agreement between the Company and Sales Agent.

        7.6.  The level of total Consigned Inventory for Sales Agent will be reviewed each quarter. Except to the extent that such Consigned Inventory has been consigned to a hospital in accordance with Section 7.7, if any Consigned Inventory is returned damaged, then the Company, to the extent possible, will repair or refurbish the Consigned Inventory and invoice Sales Agent for the cost of said repairs and handling. Except to the extent that such Consigned Inventory has been consigned to a hospital in accordance with Section 7.7, if any Consigned Inventory is lost, missing, stolen, or cannot be repaired, then the Company shall invoice Sales Agent for 100% of the list price of such Consigned Inventory

        7.7.  Sales Agent will prepare and maintain complete and accurate books and records pertaining to all Consigned Inventory, including but not limited to the type and quantity of each Product as well as the disposition thereof. Sales Agent will supply the Company with a copy of each agreement, the form of which is attached hereto as Exhibit E, where Consignment Inventory is stocked by a hospital, on

Sales Agent's premises or other mutually acceptable place during normal business hours following ten days' prior written notice to Sales Agent.

        7.8.  Upon the termination or expiration of this Agreement, the Sales Agent shall immediately, and at its own expense, return all Consignment Inventory in its possession or control to the Company.

8.    SALES ACTIVITY BY ALPHATEC

        8.1.  The Company reserves the right, at any time and from time to time, throughout the term of this Agreement, to use its employees to engage in selling, promoting and/or other related activities concerning the Products in the Territory in the event that the Company reasonably determines that the Sales Agent is not actively pursuing sales activities in the Territory (notwithstanding the fact that Sales Agent may be achieving its sales quotas). Any such sales by the Company's employees will not be credited to Sales Agent's account for purposes of determining the achievement of sales quotas and calculating commissions. At least thirty days prior to the commencement of any sales activity related to Products in the Territory by the Company's employees, the Company shall notify the Sales Agent of its intention to begin such activities.

        8.2.  The Company reserves the right to sell the Products within the Territory to any person or entity offering to purchase and resell the Products as private label products so long as such person or entity is not at such time a company or person to whom Sales Agent is actually selling the Products. In the event that private labeling occurs, if any, within the Territory, the Company shall modify Sales Agent's sales quotas to reflect the competitive impact of private labeling.

        8.3.  The Company also reserves the right to sell the Products within the Territory to any Company-designated national, regional, or government person or entity, and Sales Agent shall service such account within the Territory in return for the applicable commission set forth in Exhibit C. If Sales Agent declines to service any such account, the Company shall service such account itself and at its own expense, and Sales Agent shall receive no commission with respect to such account and such sales shall not be credited to the Sales Agent for purposes of determining the achievement of sales quotas.

The parties agree and acknowledge that under certain circumstances, the Company may find it necessary to establish certain customers as house accounts. Justification for designation of a customer as a house account includes, without limitation, any customer having sales, service, marketing or technical service requirements beyond the facilities and abilities of Sales Agent, or any customer that indicated an unwillingness to the Company to use the services of the Sales Agent. The Company reserves the right to deal directly with such house accounts for sale of the Products, which may include delivery of the Products within the Territory, and in such instances no commission shall be paid on sales to house accounts and such sales shall not be credited to the Sales Agent for purposes of determining the achievement of sales quotas. The Company shall pay Sales Agent such commissions as are agreed upon between the Company and the Sales Agent for the services, if any, rendered by Sales Agent at the request of the Company in connection with sales of the Products to such house accounts that are delivered within the Territory.

        8.4.  The Company reserves the right to negotiate and establish clinical investigators and/or clinical centers to conduct clinical evaluations of the Products within the Territory. The Company may find it necessary to implement certain remuneration programs to the clinical investigators/clinical centers as compensation for sales of the Products, which may include delivery of the Products within the Territory. The Company shall pay such commissions to Sales Agent as are agreed upon between the Company and the Sales Agent for services, if any, rendered by Sales Agent at the request of the Company in connection with sales of Products obtained from these clinical investigators/clinical centers located within the Territory. If no services are rendered by Sales Agent, then no commission shall be payable to Sales Agent and such sales shall not be credited to the Sales Agent for purposes of determining the achievement of sales quotas.

        8.5.  The Company reserves the right to work with any surgeon or medical center in the design and development of new products. The Company may find it necessary to provide special remuneration programs to the surgeon inventors/medical centers as compensation for their assistance and expertise in new product development. The Company reserves the right to deal directly with such surgeon inventors/medical centers for the sale of Products. The Company shall pay to Sales Agent such commissions as are agreed upon between the Company and the Sales Agent for services, if any, rendered by Sales Agent at the request of the Company in connection with sales of the Products to such surgeons/inventors/medical centers located within the Territory. If no services are rendered by Sales Agent, then no commission shall be payable to Sales Agent and such sales shall not be credited to the Sales Agent for purposes of determining the achievement of sales quotas.

9.    RELATIONSHIP OF PARTIES

        Sales Agent is an independent contractor having only such authority to act for the Company as is expressly set forth in this Agreement. Sales Agent is not authorized to enter into any commitment or contract of any kind on behalf of the Company. The Company will not incur any liability whatsoever to any third party by reason of Sales Agent having exceeded its authority under the appointment granted by the Company herein or by reason of any misrepresentation by Sales Agent of its relationship to the Company or of the Company's products, warranties, policies, practices or procedures. Nothing contained in this Agreement is intended to be construed as creating or implying a relationship of principal and agent or employer and employee between the Company and Sales Agent or between the Company and Sales Agent's employees or agents, or a joint venture or partnership between the Company and Sales Agent.

10.    COMPLIANCE WITH LAWS AND REGULATIONS

        Nothing in this Agreement shall require either party to take any action which would violate any governmental regulation or law to which either of them is subject. Sales Agent shall, at its sole cost and expense, obtain in the Territory such governmental approvals, licenses or permits as may be necessary to effectuate the purposes of this Agreement, and shall comply with all federal, state and local laws, regulations and rulings of governmental bodies having jurisdiction over Sales Agent's business, in respect of the sale of the Products, including, without limitation, the Act.

11.    REPORTS

        Sales Agent may be requested from time to time to submit to the Company written reports of Sales Agent's activities performed under this Agreement. Such reports will include a listing, by name and location, of customers contacted by Sales Agent, major opportunities being pursued, inquiries and/or problems reported by customers, physicians and/or users of the Products, Sales Agent's recommendations respecting actions to be taken by the Company to secure sales, and any other pertinent matters requested by the Company to be included in such reports, for the relevant period to which the report applies.

12.    INDEMNIFICATION

        12.1.    Sales Agent shall indemnify, defend and hold harmless the Company, and its officers, directors, employees and agents (the "Company Indemnitees") from all claims, damages, losses, costs and expenses (including reasonable attorneys' fees) (the "Liabilities") which any Company Indemnitee may incur to the extent that such Liabilities arise out of or result from: (i) any representation or warranty given by Sales Agent with respect to the Products (other than the labeling of the Products as approved by the United States Food and Drug Administration (the "FDA"), (ii) the manufacture, use or sale of any product which is not supplied by Company and which is sold or combined with a Product, (iii) Sales Agent's breach of the terms of this Agreement or (iv) the negligence, recklessness, gross negligence, or willful misconduct of Sales Agent or any Sales Agent Indemnitee (as defined below).

        12.2.    Company shall indemnify and hold harmless Sales Agent and its officers, directors, employees and agents (the "Sales Agent Indemnitees") from all Liabilities which any Sales Agent Indemnitee may incur by reason of any Products sold or furnished by Company which result in injury, illness or death to the extent that such Liabilities arise out of or result from the failure of the Products to meet the Product warranty set forth in Section 17 or the recklessness, gross negligence, or willful misconduct of any Company Indemnitee.

        12.3.    The party seeking indemnification hereunder (the "Indemnified Party") shall: (i) give the other party (the "Indemnifying Party") notice of the relevant claim, (ii) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim and (iii) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party.

13.    CONFLICTS OF INTEREST

        During the term of this Agreement Sales Agent covenants that neither it nor any Sales Agent Indemnitee will engage directly or indirectly in any activity which materially conflicts with Sales Agent's faithful performance of the services covenants, commitments and obligations undertaken to be performed pursuant to this Agreement. [***]

14.    CONFIDENTIAL INFORMATION

        14.1.    Sales Agent acknowledges that it will have access to certain Confidential Information (as defined below) relating to the Company or its business, including, but not limited to the terms of this Agreement, the internal organization of the Company; the names and responsibilities of its management, supervisory and technical employees, operating plans, Inventions (as defined below), research and development activities, plans for acquisitions and mergers, manufacturing and/or sales activities, technical information concerning Products and related instrumentation, trade secrets, specifications, procedures, techniques, ideas, methods, Patents (as defined below) and the names of customers and suppliers (the "Confidential Information").

        14.2.    Sales Agent covenants that it will hold all Confidential Information confidential and shall only use such Confidential Information to satisfy its obligations under this Agreement. During the term of this Agreement Sales Agent will be permitted, however, to disclose such part of the Confidential Information to those of its employees and/or agents as is necessary to be known by them to assist or enable Sales Agent to perform its services and obligations under this Agreement, provided that such employee or agent has entered into a written agreement of confidentiality, the terms of which are no less rigorous than the terms set forth in this Section 14.

        14.3.    The restrictions on use and disclosure of Confidential Information set forth in this Section 14 shall not apply: (i) to the extent that the Confidential is in the public domain without fault on the part of Sales Agent or any third party not bound by an obligation of confidentiality; or (ii) disclosures that are mandated by court of competent jurisdiction, provided that Sales Agent notifies the Company prior to such disclosure and takes reasonable actions to limit the disclosure of such Confidential Information.

        14.4.    Upon the Company's written demand or upon expiration or termination of this Agreement, Sales Agent, at its own cost and expense, will promptly return all Confidential Information to the Company to the extent held or controlled by Sales Agent in written, graphic or other tangible form, and all copies, summaries, notes and other write-ups thereof made by Sales Agent, or its employees and agents.

        14.5.    The obligations set forth in this Section 14 shall survive the termination or expiration of this Agreement.

15.    TERM AND TERMINATION

        15.1.    This Agreement will become effective on the Effective Date and will continue until the second anniversary of the Effective Date.

        15.2.    This Agreement may be terminated by the Company as follows: (i) at any time during the term of this Agreement if Sales Agent fails to meet its sales quotas; (ii) at any time if Sales Agent engages in behavior that, in the Company's reasonable determination, is materially detrimental to the Company or its business reputation, including without limitation, a determination in the Company's sole reasonable discretion that Prescribers have acquired too large of a percentage of the Sales Agent's equity securities; (iii) at any time if Sales Agent becomes insolvent or bankrupt, or files a voluntary petition in bankruptcy, or has filed for an involuntary petition in bankruptcy; or (iv) at any time following the end of a 15-day cure period if Sales Agent fails to cure any breach of a covenant, commitment or obligation under this Agreement within 15 days after receipt of written notice from the Company of such breach.

        15.3.    This Agreement may be terminated by Sales Agent as follows: (i) at any time if the Company becomes insolvent or bankrupt, or files a voluntary petition in bankruptcy, or has filed for an involuntary petition in bankruptcy; or (ii) at any time following the end of a 15-day cure period if Company fails to cure any breach of a covenant, commitment or obligation under this Agreement within 15 days after receipt of written notice from the Company of such breach.

        15.4.    Following the termination or expiration of this Agreement: (i) Sales Agent shall discontinue all promotion and distribution of the Products in the Territory; (ii) Sales Agent will not be entitled to any commissions on sales of the Products that are invoiced in the Territory after the effective date of expiration or termination of this Agreement; (iii) the Company and Sales Agent will undertake to reconcile all matters pertaining to commission and other amounts, if any, owed by either party to the other up to the effective date of expiration or termination, as promptly as practicable thereafter, and will settle accounts between them in good faith not later than 60 days after the effective date of expiration or termination of this Agreement.

16.    INTELLECTUAL PROPERTY

        16.1.    Except as granted in this Agreement, Sales Agent has no rights in or to the Company's trademarks, or any other trademarks, trade names or copyrights owned or used by Company (the "Trademarks") and Sales Agent agrees that it shall not in any way infringe upon, harm, contest or otherwise impair the rights of Company to the Trademarks. All material containing Trademarks shall be used solely in connection with promoting the sale of Products, and distinguishing and identifying them. Sales Agent may not use any Trademarks in its corporate title or the corporate title of any entity it controls. If it becomes necessary, because of conflicts with trademarks or trade names used by third parties, to develop non-conflicting marks and names for certain parts of the Territory, Sales Agent shall so inform Company, and such new marks and names shall be developed by Company, and shall belong to Company, subject to Sales Agent's license to use them pursuant to the terms of this Section 16. The Company, on behalf of itself and its subsidiaries, hereby grants to Sales Agent a non-exclusive, non-transferable limited license to use the Trademarks solely in connection with its promotion, marketing and sales of the Products in the Territory pursuant to the terms of this Agreement. Sales Agent shall have no further rights or interest in any such Trademarks.

        16.2.    Sales Agent acknowledges and agrees that any patent on the Products acquired by the Company or any of its subsidiaries and any patent applications on the Products filed by the Company or any of its subsidiaries (the "Patents") are the sole and exclusive property of the Company and that throughout the term of this Agreement and following its termination or expiration, Sales Agent will not do anything inconsistent with such ownership, will not directly or indirectly challenge the title of the Company or any of its subsidiaries to the same and will not attack the validity of such Patents.

        16.3.    Sales Agent agrees to promptly notify the Company of any unauthorized use of the Trademarks or infringement of the Patents by others as it comes to Sales Agent's attention.

        16.4.    Sales Agent shall submit to the Company all ideas concerning any modifications and improvements to the Products and related instrumentation (the "Inventions"). Further, all such Inventions are, and shall remain, the sole property of the Company. Sales Agent hereby assigns to the Company all of its rights, title and interest to Inventions, and shall take such actions as is necessary to vest such rights and interests in the Company and shall require its employees and agents to take similar actions to vest ownership of such Inventions in the Company.

17.    LIMITED WARRANTY.

        The Company warrants that, under normal use and service and when used in accordance with specifications supplied by Company, the Products will be of merchantable quality. If any Products do not comply with such warranty, Company will, at its option and expense, correct, repair, or replace any defective Products provided, that, in all such cases that sufficient evidence is produced by Sales Agent to establish that the Products are defective. THE COMPANY MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PRODUCTS AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE ARE EXPRESSLY AND SPECIFICALLY EXCLUDED AND DISCLAIMED.

18.    LIMITATION OF LIABILITY.

        THE COMPANY'S LIABILITY UNDER THE WARRANTY SET FORTH IN SECTION 17 OR OTHERWISE WITH RESPECT TO THE PRODUCTS OR THEIR USE (INCLUDING LIABILITY FOR CONTRACT, NEGLIGENCE OR OTHERWISE IN TORT) IS LIMITED EXCLUSIVELY TO THE REMEDY PROVIDED IN SECTION 12, AND NO OTHER RIGHT OR REMEDY WILL BE AVAILABLE TO ANY PERSON. IN NO EVENT WILL THE COMPANY BE LIABLE TO ANY PERSON FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO PERSON OR PROPERTY OR LOSS OF PROFITS OF ANY PERSON RESULTING FROM ANY CAUSE WHATSOEVER, EVEN IF COMPANY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS OF PROFITS. SOME STATES AND JURISDICTIONS OUTSIDE OF THE UNITED STATES DO NOT ALLOW A LIMITATION OR EXCLUSION OF IMPLIED WARRANTIES, OR LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY. SALES AGENT ACKNOWLEDGES THAT THE ALLOCATION OF RISKS AND BENEFITS UNDER THIS AGREEMENT IS BASED ON, AND THE AMOUNTS PAID UNDER THIS AGREEMENT WOULD BE GREATER IN THE ABSENCE OF, THE LIMITATIONS DESCRIBED ABOVE.

19.    MISCELLANEOUS PROVISIONS

        19.1.    This Agreement contains the entire agreement and understanding between the parties respecting the subject matter hereof, and supersedes all prior and collateral agreements and understandings, regardless of form or nature between the parties respecting that subject matter.

        19.2.    No extension, modification or supplement to this Agreement will be effective unless made in writing and signed by a duly authorized officer of each party.

        19.3.    This Agreement will be binding upon Sales Agent, the Company and their respective successors and permitted assigns.

        19.4.    Any notice required, permitted or contemplated by this Agreement must be in writing, sent by facsimile, or nationally recognized overnight carrier, addressed to the other party as set forth below, or to such other address as may from time to time be substituted therefore by notice, or delivered in person to such other party. Except as otherwise provided in this Agreement, notices sent by facsimile will be effective on the date that written confirmation of the transmission of the facsimile is received by the sender and notices sent by overnight carrier shall be effective on the business day following written confirmation of delivery of the notice to such carrier. For purposes of notices, the addresses of the parties will be:

If to the Company:	Alphatec Spine, Inc. 2051 Palomar Airport Road Attention: Bill Pastor, Vice President Sales and Physician Services Phone: (760) 431-9286 Facsimile: (760) 431-1624
If to Sales Agent:	Spinal Alliance, LLC 2110 S. Coast Highway Suite L Oceanside, CA 92054 Facsimile: (877) 311-2640

        19.5.    Except as provided for within this Agreement, no delay or failure by either party to enforce or take advantage of any provision of this Agreement for non-performance or breach of any obligation hereunder by the other party, or to exercise any right hereunder, will constitute a waiver of the right of such party subsequently to enforce or take advantage of such provision or any other provisions hereof (unless performance has been resumed or the breach has been cured by the other party) or to exercise such right or any other right hereunder, unless such waiver is in writing signed by a duly authorized officer of the party against whom the waiver is claimed to apply, or unless the respective period for enforcement, taking advantage or exercise, as the case may be, has expired by the express terms of this Agreement.

        19.6.    This Agreement may not be assigned by Sales Agent except with the written consent of the Company and any assignment that occurs without proper consent shall be deemed to be null and void. For the purposes of this Section 19.6, a merger of the Sales Agent with or into another entity, the sale of more than fifty percent (50%) of the Sales Agent's equity securities in one or a series of transactions, or the sale of substantially all of the Sales Agent's assets shall be deemed to be an assignment. The Company may assign this Agreement by giving written notification to the Sales Agent.

        19.7.    The parties agree that the breach of this Agreement may cause irreparable harm to a party. Therefore, in addition to the other remedies specified herein, either party may enforce its rights hereunder by all available equitable remedies, including, without limitation, the right to obtain an injunction or specific performance.

        19.8.    The Company shall not be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, including, without limitation, acts of God, fires, floods, wars, civil disturbances, sabotage, accidents, labor disputes (whether or not the employees' demands are reasonable and within the Company's power to satisfy), governmental actions or inability to obtain labor, material, equipment or transportation, nor shall any such failure or delay give the Sales Agent any right to terminate this Agreement. If any delivery or shipment of Products is delayed because of any such circumstance, it shall be made as soon as possible.

        19.9.    This Agreement may be executed in multiple counterparts, each of which will constitute an original, but all of which together will constitute one and the same Agreement.

        19.10.    The following sections shall survive the expiration or termination of this Agreement: Section 7.8, Section 12, Section 14, Section 15.4, Section 16, Section 17, Section 18, Section 19.4, Section 19.7, Section 19.10, Section 19.12 and Section 19.13.

        19.11.    In the event of the consummation of a Change of Control of the Company during the term of this Agreement: (i) the Company shall assign this agreement to the acquiring party; (ii) the Company shall require that the acquiring party assume the rights and obligations of this Agreement for a term of the longer of: (a) the time period from the date of the closing of the Change of Control until the second anniversary of the Effective Date, and (b) the time period from the date of the closing of the Change of Control until the first anniversary of the date of the closing of such Change of Control; and (iii) Section 15.1 and subsection Section 15.2(i)-(iii) (inclusive) shall be of no force and effect. If such Change of Control occurs at least 12 months following the Effective Date, than the acquiring party may, within 30 days of the Change of Control, terminate this Agreement upon paying to the Sales Agent, within such 30 day period, the sum of the commissions paid to the Sales Agent for the 12-month period, represented by the four most recently completed quarters, prior to the date of the consummation of the Change of Control, plus five percent (5%) of such total amount. For the purposes of this Agreement, a "Change of Control" of the Company shall mean a sale of the Company, whether by merger, consolidation or other transaction or series of related transactions, in which, in each case, the holders of the Company's voting securities outstanding immediately prior to the consummation of the transaction or the series of related transactions own securities with less than a majority of the voting power of the Company or a successor immediately after the transaction or such series of related transactions, or by sale of all or substantially all of the Company's assets.

        19.12.    The validity, construction and enforcement of this Agreement and all matters related thereto or in connection therewith all be governed by the laws of the state of California and the venue of any action brought shall be in San Diego County, California.

        19.13.    If any provision of this Agreement is rendered or declared unlawful by reason of any existing or subsequently enacted law or by decree or order of a court of last resort, the remaining provisions of this Agreement will continue in full force and effect.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ALPHATEC SPINE, INC.

By:	/s/ RONALD G. HISCOCK Name: Ronald G. Hiscock Title: President and Chief Operating Officer

SPINAL ALLIANCE, LLC

By:	/s/ STEVE SAAR
Name (please print): Title:

By:
Name (please print): Title:

EXHIBIT A

PRODUCTS

        [***]

EXHIBIT B

LIST OF SALES AGENT'S TERRITORY

        [***]

EXHIBIT C

COMMISSION RATE

        [***]

EXHIBIT D

SALES QUOTAS

2005

[***]

2006

[***]

2007 and thereafter

[***]

Exhibit E

FORM OF HOSPITAL CONSIGNMENT AGREEMENT

Alphatec Spine, Inc. Inventory Consignment Agreement

        This Inventory Consignment Agreement (the "Agreement") is between Alphatec Spine, Inc., a California corporation (the "Company") and the medical institution listed on the signature page below (the "Institution") is made as of                        , 200    (the "Effective Date").

        WHEREAS the Company and the Institution have agreed to have certain of the Company's inventory (including all related instrumentation) (the "Consigned Inventory") stocked at the Institution pursuant to the terms of this Agreement.

        NOW THEREFORE, in consideration of the mutual covenants and provisions herein contained, the adequacy of which is hereby satisfied, the parties agree as follows:

        1.     Listed below is all of the Consignment Inventory:

Item Description	Quantity

        2.     Institution will hold said Consigned Inventory in a fiduciary capacity under a separate account titled "Consigned Inventory".

        3.     Institution shall not use the Consigned Inventory for any other purpose other than with the consent of the Company or its authorized employees or agents.

        4.     At any time during the term of this Agreement, the Company may request a physical inventory of the Consigned Inventory by the Institution and the Institution shall promptly respond to such request.

        5.     If any Consigned Inventory is returned damaged, then the Company, to the extent possible, will repair or refurbish the Consigned Inventory and invoice the Institution for the cost of said repairs and handling. If the damaged Consigned Inventory cannot be repaired, then the Company shall invoice the Institution for 100% of the list price of such Consigned Inventory. If any Consigned Inventory is lost, missing or stolen, then the Company shall invoice the Institution for 100% of the list price of such Consigned Inventory. In each of the instances set forth in this Section 5, upon receipt of such invoice, Institution shall promptly remit payment to the Company.

        6.     Either party may terminate this agreement at any time by providing written notice to the other party; provided that Section 5 and Section 7 shall survive the termination of this Agreement.

        7.     Upon the termination or expiration of this Agreement, the Sales Agent shall immediately, and at its own expense, return all Consignment Inventory in its possession or control to the Company.

*    *    *

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:
ALPHATEC SPINE, INC.

By:
Name: Title:
INSTITUTION:
(print name of Institution)
By:
Name (please print): Title:

QuickLinks

ALPHATEC SPINE, INC. SALES AGENCY AGREEMENT
EXHIBIT A PRODUCTS
EXHIBIT B LIST OF SALES AGENT'S TERRITORY
EXHIBIT C COMMISSION RATE
EXHIBIT D SALES QUOTAS
Exhibit E FORM OF HOSPITAL CONSIGNMENT AGREEMENT
Alphatec Spine, Inc. Inventory Consignment Agreement